Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-163557, 333-175725 and 333-175728) of SITO Mobile, Ltd. and Subsidiaries (the “Company”) of our report dated December 2, 2014 with respect to the audits of the consolidated financial statements of the Company as of September 30, 2014 and 2013 and for the years then ended which appears in this annual report on Form 10-K.

L.L. Bradford and Company, LLC
Leawood, Kansas

December 2, 2014